EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of U Matrin Worldwide Sdn. Bhd. On Amendment No. 1 to Form S-1 to be filed on or about August 12, 2016 of our report dated January 6, 2016. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-1.

/s/ Jimmy P. Lee CPA PC

Astoria, New York

August 12, 2016